EXHIBIT 99.1

Richmond, Calif. – July 21, 2004  – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the second quarter ended June 30, 2004. The consolidated net loss was $3.3 million, or $0.13 per share, as compared to a net loss of $3.3 million, or $0.13 per share, in the same period of 2003. At June 30, 2004, the company had cash, cash equivalents, investments and interest receivable of $38.8 million.

Revenues for the second quarter of 2004 were $132,000 as compared to second quarter 2003 revenues of $518,000. Second quarter 2004 revenues were from Sangamo’s partnerships in the areas of human therapeutics, enabling technologies and federal government research grants.

Total second quarter 2004 operating expenses were $3.5 million as compared to $4.2 million in the prior year period. Research and development expenses were $2.4 million for the three months ended June 30, 2004 as compared to $3.1 million for the second quarter of 2003. General and administrative expenses were $1.1 million for the second quarter of 2004 as compared to $1.2 million for the same period in 2003.

Net interest and other income for the second quarter of 2004 was $135,000 as compared to $429,000 in the comparable period of 2003.

Recent Highlights

•                  Sangamo Scientists presented preclinical animal data from ZFP TherapeuticTM development programs at the 7th Annual Meeting of the American Society of Gene Therapy (ASGT) June 2-6, 2004 in Minneapolis. Sangamo scientists gave 16 presentations at this year’s ASGT Meeting highlighting the company’s proprietary zinc finger DNA-binding protein (ZFP) technology. Sangamo also hosted a scientific symposium entitled, “Zinc Finger DNA-Binding Proteins for Gene Regulation and Gene Correction:  A Novel Class of Human Therapeutics.”   Sangamo is developing ZFPs for two significant therapeutic areas:  gene regulation and gene correction.  Data were presented detailing the use of this technology in stem cell differentiation, the potential treatment of neuropathic pain, cardiovascular disease and cancer and for the potential correction and possible cure of genetic diseases such as X-linked SCID and sickle cell anemia.  Preclinical animal data from Sangamo’s therapeutic program in diabetic neuropathy (DN) were also presented.  These data will support an investigational New Drug (IND) application for a ZFP Therapeutic for the treatment of DN that Sangamo expects to file in the second half of 2004.

•                  Sangamo awarded an Advanced Technology Program grant.  The grant, worth $2 million and paid out over a 3-year period, was awarded by the National Institute of Standards and Technology to the Company to conduct research on a novel application of Sangamo’s ZFP TF technology. The proposal was written to support research into the design and use of multiunit ZFP TFs that would bind to and specifically regulate the expression of several genes simultaneously.  This may be useful in situations where regulating several genes involved in a process or pathway is required to evoke a relevant biological response.

Six-Month Results

For the six-month period ended June 30, 2004 the consolidated net loss was $6.2 million, or $0.25 per share compared with a consolidated net loss of $6.2 million, or $0.25 per share, in the comparable period in 2003. Revenues for the first six months of 2004 were $943,000 as compared to $1.1 million in the same period of 2003. Total expenses for the six months ended June 30, 2004 and 2003 were $7.5 million and $7.8 million, respectively.

Conference Call and Webcast

Sangamo will host a conference call today at 1:30 p.m. PDT, which will be open to the public via telephone and webcast.  During the conference call, the company will review the financial results and discuss other business matters.

The conference call dial-in numbers are 800-817-4887 for domestic callers and 913-981-4913 for international callers.  Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under “Company Overview”.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:30 p.m. PDT on July 21, 2004 to 9:00 p.m. PDT on July 29, 2004.  The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively.  The conference ID number for the replay is 350956. The webcast will be available on the Sangamo website for two weeks after the call.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc is focused on the research and development of novel DNA binding proteins for therapeutic gene regulation and repair. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral artery disease and is currently being tested in a Phase I clinical trial. Other therapeutic development programs are focused on ischemic heart disease, cancer, neuropathic pain, and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA binding proteins known as zinc finger DNA binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and consequently, cell function. Sangamo is also developing sequence-specific ZFP nucleases (ZFNs) for therapeutic gene correction as a treatment and possible cure for a variety of monogenic diseases such as severe combined immunodeficiency and sickle cell anemia. For more information about Sangamo, visit the company’s web site at www.sangamo.com or www.expressinglife.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs, ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties related to the timing of submission of IND’s to the FDA, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors.  See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact:

Elizabeth Wolffe, Ph.D.

510-970-6000 X271

ewolffe@sangamo.com

Burns McClellan, Inc.

Kathy Jones Nugent (media)

John Nugent (investors)

212-213-0006

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Consolidated Statement of Operations Data:
Total revenues	$132	$518	$943	$1,069
Operating expenses:
Research and development	2,429	3,069	5,422	5,812
General and administrative	1,100	1,152	2,097	2,031
Total operating expenses	3,529	4,221	7,519	7,843
Loss from operations	(3,397)	(3,703)	(6,576)	(6,774)
Interest and other income, net	135	429	372	605
Net loss	$(3,262)	$(3,274)	$(6,204)	$(6,169)
Basic and diluted net loss per common share	$(0.13)	$(0.13)	$(0.25)	$(0.25)
Shares used in computing basic and diluted net loss per common share	25,128	24,788	25,052	24,761

	June 30, 2004	December 31, 2003
	(Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments, and interest receivable	$38,817	$44,343
Total assets	40,361	46,232
Total stockholders’ equity	39,318	44,661